Exhibit 99.1
Mt. Pleasant, Michigan, March 5, 2010- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on February 24, 2010, has declared a first quarter cash dividend of $0.18 per share. The dividend will be payable on March 31, 2010 to shareholders of record as of March 11, 2010. This cash dividend represents a 2.85% increase compared to the 2009 average quarterly dividend.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the Pink Sheets trading system (www.pinksheets.com) under the ticker symbol ISBA.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.